UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

Commission File Number	Exact name of registrant as specified in its charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
333-124154	Stanadyne Holdings, Inc. 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	20-1398860

333-45823	Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	22-2940378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On February 12, 2014, Stanadyne Corporation (“Stanadyne”) entered into a Commitment Letter (the “Commitment Letter”) with certain funds and accounts managed or advised by Beach Point Capital Management LP (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions specified in the Commitment Letter, to provide a $220 million senior secured second lien term loan (the “Loan”) to Stanadyne, maturing on the fifth anniversary of closing. The Loan may be drawn in the sole discretion of Stanadyne on or prior to April 30, 2014.
The obligation of the Lenders to make the Loan is subject to a number of conditions, including: (i) Stanadyne shall repay in full all outstanding amounts under (a) the Second Lien Term Loan Agreement, dated as of February 13, 2013 (the “Existing Second Lien Term Loan Agreement”), among Stanadyne, its corporate parent Stanadyne Intermediate Holding, Corp. (“SIHC”), as a guarantor, Jefferies Finance LLC, as administrative agent, and the Lender, as lender, and (b) Stanadyne’s 10.00% Senior Subordinated Notes due 2014 issued under an Indenture dated as of August 6, 2004, between Stanadyne and The Bank of New York, as Trustee; (ii) Stanadyne shall refinance or amend the Credit Agreement dated as of August 13, 2009, as amended, among Wells Fargo Capital Finance, LLC, as agent, the lenders party thereto, Stanadyne and SIHC, as guarantor, and reduce commitments thereunder to an aggregate amount no greater than $35.0 million (the debt described in the foregoing clause (i) and this clause (ii) being referred to as the “Existing Debt”), (iii) the execution and delivery by Stanadyne of definitive documentation with respect to the Loan consistent with the Commitment Letter, (iv) delivery of customary closing documents, including Stanadyne financial statements, legal opinions, solvency opinion, collateral perfection documents and an officer’s certificate providing a bring-down in all material respects of customary representations made in the Commitment Letter and (v) the satisfaction of certain other customary closing conditions, including, but not limited to, the absence of any material adverse changes in Stanadyne since December 31, 2012.
The Lenders may terminate their commitment under the Commitment Letter if Stanadyne incurs a material breach under the Commitment Letter and the Lenders, in their reasonable discretion, determine that the breach has not been cured or a material adverse change in Stanadyne occurs. The commitment of the Lenders under the Commitment Letter will automatically expire on April 30, 2014.
Stanadyne will be obligated to pay to the Lenders a fee equal to between 2% and 4% of the Loan at the closing or upon the termination of the commitments of the Lenders under the Commitment Letter.
The Loan will bear interest at a rate of 11.25% per annum, payable quarterly in cash in arrears. The interest rate will increase upon the occurrence of an event of default.
The Loan will amortize in equal quarterly installments of principal, commencing March 31, 2015, in an aggregate annual amount equal to 1% of the original principal amount of the Loan, with the balance due at maturity.
Stanadyne must offer to prepay the Loan at 101% of par upon a change of control or with the proceeds received from asset sales, extraordinary receipts and certain debt and equity issuances. In addition Stanadyne must offer to prepay a portion of the Loan at par equal to (i) 50% of Excess Cash Flow (to be defined) annually and (ii) 50% of cumulative Excess Cash Flow since the Loan closing if Stanadyne pays a dividend to Stanadyne Holdings, Inc. the parent company of SIHC for the purpose of paying interest on its 12.00% Senior Discount Notes due 2015 (the “Holdings Bonds”).
Stanadyne may prepay the Loan at any time, with a prepayment premium ranging from a customary make-whole amount during the first two years after closing, to 3% during the third year and 1.5% during the fourth year.
The Loan will rank pari passu or senior in right of payment to all existing and future debt of Stanadyne, other than certain lease agreements. The Loan will be guaranteed by SIHC and each domestic subsidiary of Stanadyne and will be secured by a second priority lien on substantially all assets of Stanadyne and the guarantors, except that only 65% of the voting stock of controlled foreign corporations will be pledged. This collateral will be junior only to the first priority security interest of Stanadyne’s revolving lender, who must agree to certain terms in an intercreditor agreement with the Lenders.

The Loan contemplated by the Commitment Letter will also contain certain features common to loans of this nature, including:

•	Customary representations, warranties and affirmative covenants;

•
Customary negative covenants, including restrictions on incurrence of indebtedness and liens, investments, acquisitions, restricted payments (including improving the Stanadyne’s ability to make dividend payments to pay interest on the Holdings Bonds, including a basket equal to the sum of (a) $6.25 million plus (b) subject to a minimum of $10 million of cash plus availability under the senior secured revolving credit facility and a net leverage ratio less than 4x adjusted EBITDA, additional amounts equal to 50% of cumulative Excess Cash Flow), asset dispositions, mergers, affiliate transactions and other items;

•	Quarterly financial covenants, including maximum net leverage ratio, minimum interest coverage ratio and maximum annual capital expenditures, each in amounts to be determined; and

•
Customary events of default, including (subject to customary grace periods and baskets) non-payment of principal and interest, material misrepresentations, breach of covenants, cross defaults to other debt, bankruptcy, judgments and other items. Upon an event of default, the Lenders will be entitled to take various actions, including accelerating maturity of the Loan and exercising remedies against collateral.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stanadyne Holdings, Inc.
(Registrant)

Date:	February 13, 2014	By:	/s/ Stephen S. Langin
Stephen S. Langin
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stanadyne Corporation
(Registrant)

Date:	February 13, 2014	By:	/s/ Stephen S. Langin
Stephen S. Langin
Vice President and Chief Financial Officer